Exhibit 99.1
GAIN Capital Responds to ESMA Statement
Company does not expect the new regulations to have a material adverse effect on its overall financial results
BEDMINSTER, N.J., 27 March 2018/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) ("GAIN", "The Company") notes that the European Securities and Markets Authority (ESMA) and the Financial Conduct Authority (FCA) have issued statements announcing regulatory changes in the provision of contracts for difference (CFDs) to retail clients.
The measures on CFDs are being introduced as a temporary intervention on a three-month basis, during which ESMA and FCA will reflect on whether it is necessary extend the intervention measures for a further three months or on a permanent basis, respectively.
While GAIN does not agree with every aspect of ESMA’s new rules, the Company is strongly supportive of measures that enhance consumer protection in the FX/CFD market and elevate standards across the sector, including curbing aggressive marketing to inexperienced investors and mandating disclosure requirements that ensure all clients fully understand the risks of FX/CFD trading.

GAIN operates a diversified business, which includes a retail FX/CFD business spanning eight regulatory jurisdictions, a U.S.-based retail futures business and an institutional trading business. As a result of this diversification, as well as due to actions being taken by the business to mitigate the impact of ESMA’s proposed regulations, the Company believes that ESMA’s new regulations place less than 5% of full year 2018 total revenue at risk, based on an anticipated implementation date of the end of the second quarter of 2018.
About GAIN
GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212.704.8164
pr@gaincapital.com

Forward-Looking Statements:

In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.